Exhibit 2.1

Execution Version

AMENDMENT NO. 2 TO BUSINESS COMBINATION AGREEMENT

This Amendment No. 2 to BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of January 8, 2024, is made by and among Maquia Capital Acquisition Corporation, a Delaware corporation (“SPAC”), Maquia Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Immersed Inc., a Delaware corporation (the “Company”). SPAC, Merger Sub and the Company are referred to herein collectively as “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below)

WHEREAS, the Parties previously entered into that certain Business Combination Agreement, dated as of August 8, 2023 (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Parties desire to amend the Business Combination Agreement in certain respects as described in this Amendment.

NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.              Amendment to the Business Combination Agreement.

(a)            Amended and Restated Section 9.01(b). Section 9.01(b) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(b) by either SPAC or the Company if the Effective Time shall not have occurred prior to April 7, 2024 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date.”

2.              Effect of Amendment. Except as set forth herein, all other terms and provisions of the Business Combination Agreement remain unchanged and in full force and effect. On and after the date hereof, each reference in the Business Combination Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import shall mean and be a reference to the Business Combination Agreement as amended or otherwise modified by this Amendment. For the avoidance of doubt, references to the phrases “the date of this Agreement” or “the date hereof”, wherever used in the Business Combination Agreement, as amended by this Amendment, shall mean August 8, 2023 .

3.              Construction. This Amendment shall be governed by all provisions of the Business Combination Agreement unless context requires otherwise, including all provisions concerning construction, enforcement and governing law.

4.              Entire Agreement. This Amendment together with the Business Combination Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

5.              Counterparts. This Amendment may be executed in counterparts, all of which shall be considered one and the same document and shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Amendment in counterparts or otherwise) in pdf, DocuSign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties have caused this Amendment to be executed as of the date first written above.

MAQUIA CAPITAL ACQUISITION CORPORATION

By:	/s/ Jeff Ransdell
Name: Jeff Ransdell
Title: Chief Executive Officer

MAQUIA MERGER SUB, INC.

By:	/s Guillermo Eduardo Cruz
Name: Guillermo Eduardo Cruz
Title: Director

IMMERSED INC.

By:	/s Renji Bijoy
Name: Renji Bijoy
Title: Chief Executive Officer

[Signature Page to Amendment No. 2 to Business Combination Agreement]